NEWS FROM

FOR IMMEDIATE RELEASE Date Submitted: December 7, 2006 NASDAQ Symbol: IBCP	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
ANNOUNCES EXECUTION OF A DEFINITIVE AGREEMENT
TO SELL ITS INSURANCE PREMIUM FINANCE BUSINESS
BUT WILL RETAIN ITS WARRANTY PAYMENT PLAN BUSINESS

IONIA, Michigan, December 7, 2006 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company (“IBC” or the “Company”), reported that its subsidiary, Mepco Insurance Premium Financing, Inc. (“Mepco”), has executed a definitive agreement to sell substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco will continue to own and operate its warranty payment plan business.

PFS was founded in 1977 and is the fourth largest insurance premium finance company in the U.S. based on premium dollars financed and is the largest such company in the U.S. based on number of units financed. PFS is headquartered in Kansas City, Missouri.

Robert N. Shuster, the President and CEO of Mepco, commented, “We believe that the sale of our insurance premium finance business is in the best long-term interests of IBC’s shareholders and Mepco’s associates and customers. PFS is an industry leader in the insurance premium finance business and both organizations will work together to insure a smooth transition.” Shuster continued, “Mepco remains committed to its warranty payment plan business, which is being retained. We are a market leader in this niche business and the sale of our insurance premium finance business will permit us to devote additional resources to this segment. With the ability to now focus on this single business line at Mepco, we believe we can provide even greater service and innovation for our warranty payment plan customers and counter-parties.”

Under the terms of the definitive agreement, Mepco and its wholly-owned subsidiary, Mepco Acceptance Corp. (“MAC”), will sell approximately $190 million of insurance premium finance loans and certain other assets within its insurance premium finance business to PFS. PFS will also assume certain liabilities associated with Mepco’s and MAC’s insurance premium finance business (primarily the obligation for premium finance loans that are not yet funded at the sale date). In addition, PFS will pay Mepco a premium of $13.4 million to $14.9 million. Mepco, MAC and Independent Bank (Mepco’s parent company) will also agree not to compete in the insurance premium finance business for a period of five years. The closing of the transaction is subject to customary requirements for a transaction of this nature, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close in January 2007.

IBC will not know the overall impact of this transaction on its fourth quarter results until a later date. Because its acquisition of Mepco in 2003 was a non-taxable transaction, the $13.4 million to $14.9 million premium to be paid by PFS will be subject to tax. However, this gain will be reduced by goodwill and other intangibles allocated to the business to be sold. In connection with its acquisition of Mepco in 2003, IBC has recorded goodwill and other intangibles, which totaled $24.0 million at September 30, 2006. This amount will be reassessed based on the remaining business and assets at Mepco (its warranty payment plan business and related assets) and will be allocated between the assets sold and the assets retained. The Company has engaged a third party firm to assist in this evaluation and allocation, which will be completed prior to the announcement of Independent Bank Corporation’s fourth quarter 2006 results. Any deduction related to the intangible assets will not be deductible for tax purposes.

Mepco expects to incur pre-tax charges of approximately $1.5 million in the fourth quarter of 2006 related to employee severance payments and other transaction charges associated with the sale of its insurance premium finance business, as well as for a break-up fee and other related expenses associated with the termination of a pending securitization transaction.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.